Exhibit 99.1
                   [Harnischfeger Industries, Inc. Letterhead]

                                                                    News Release
Contact:
David A. Brukardt
Director, Investor and Corporate Relations
(414) 486-6474

                       HARNISCHFEGER BOARD AMENDS BY-LAWS

          Amendments Adopted Enhance Company's Corporate Governance and
                  Address Concerns Raised by the Trinity Group

                   Board Urges Shareholders to Oppose Trinity's
                       Consent Solicitation as Disruptive


MILWAUKEE -- April 23, 1999 -- Harnischfeger Industries, Inc. (NYSE: HPH) today announced that its board of directors, after carefully reviewing the company's corporate governance and each of the by-law amendments proposed by the Trinity Group, has adopted amendments to Harnischfeger's by-laws designed to provide shareholders a more direct and active voice in how Harnischfeger conducts its business. The amendments, adopted by the board after careful consideration, reflect much of what is contained in the Trinity proposals. Accordingly, the board recommends that shareholders oppose the consent solicitation being undertaken by the Trinity Group.

         Prior to adopting these amendments, the board attempted to arrange a meeting between Mr. Thomas M. Taylor of the Trinity Group and two Harnischfeger independent directors to discuss the by-law amendments and other matters in an effort to resolve the concerns of the Trinity Group. The board believes its amendments address the Trinity Group's concerns in a meaningful way. The few differences between Trinity's proposals and the board's amendments were carefully considered and the board determined that the differences are appropriate, reasonable, and in the best interests of Harnischfeger shareholders. The board believes that termination of the Trinity consent solicitation would best enable the company to pursue its announced initiatives to enhance shareholder value without further disruption. After Mr. Taylor refused to meet with the independent directors designated by the board, the board adopted its by-law amendments and filed preliminary proxy materials in opposition to the Trinity solicitation.

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Under the by-law amendments adopted by the Harnischfeger Industries board:

         1. Shareholders will have an opportunity to approve significant merger, joint-venture, or similar transactions of the company or any of its subsidiaries of a size in excess of 25 percent of the assets of the company and its subsidiaries, taken as a whole. The Trinity Group's proposals would require that any such transaction in excess of $100 million be put to a shareholder vote. The Harnischfeger board believes that the significance of a trasaction is more appropriately measured on a relative basis rather than by a fixed-dollar amount and that the 25-percent-of-assets threshold addresses shareholder concerns without unduly compromising the company's flexibility. To place this in context, Delaware law requires a shareholder vote for mergers and similar transactions involving the company and for the sale or disposition of "all or substantially" all of the company's assets. In addition, the company remains subject to the rules of the New York Stock Exchange which require shareholder approval of transactions involving the issuance of common shares representing 20 percent of the outstanding common shares before such issuance.

          2. Rather than mandating the separation of the positions of chairman and chief executive officer, the amendments provide for an annual review of the issue by the Corporate Governance Committee of the Harnischfeger board of directors. The board would retain the flexibility to separate the chairman and chief executive officer positions at any time it determines that it is appropriate to do so. In contrast, a fixed rule requiring separation of the positions could adversely impact the company's ability to attract and retain qualified personnel. The board also has taken additional steps to highlight its independence and its accessibility to shareholders. These include recognizing the chairman of the Corporate

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                  Governance Committee as the lead member of the non-management directors for purposes of executive sessions of the board during which time the company's management is not present and for dealing with communications between non-management directors and shareholders. The board believes these changes address the concerns that motivate seeking the separation of the positions of chairman and chief executive officer without locking the company into a governance structure that might not be advantageous in all cases.

          3. As proposed by the Trinity Group, shareholders holding 25 percent of Harnischfeger's outstanding stock will be able to call a meeting between all shareholders of the company and non-management directors. The principal difference between the Trinity proposal and the amendment to the by-laws adopted by the board is that under the amended by-laws, the Corporate Governance Committee will oversee procedural matters related to such meetings to ensure that they are orderly and productive. In addition, reasonable time limits have been placed on the ability of shareholders to call meetings under the amended by-laws.

         The board has set April 30, 1999 as the record date for the consent solicitation of Harnischfeger shareholders.

         Harnischfeger Chairman and Chief Executive Officer Jeffery T. Grade said, "The board and management are committed to serving the best interests of Harnischfeger and its shareholders. The by-law amendments adopted by the board enhance Harnischfeger's corporate governance and address the concerns raised by Trinity in a meaningful way. The few differences between Trinity's proposals and the by-laws adopted by the board are appropriate, reasonable and in the best interests of shareholders. It is unfortunate that the Trinity Group has refused to terminate its consent solicitation, which is disruptive to the company's stated objective of seeking alternatives to enhance shareholder value. Despite Trinity's action, Harnischfeger is

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proceeding, assisted by Chase Securities, Inc., with the evaluation of alternatives to enhance shareholder value. At the same time, Harnischfeger continues to work with its bank group, led by The Chase Manhattan Bank, to seek to provide additional liquidity for Harnischfeger's operations.

         "While there is no assurance we will be successful in these efforts, we are committing our best efforts to achieving these goals of enhanced value and greater liquidity. We had hoped Trinity would join us constructively in this regard. Instead Trinity has chosen to complicate matters," Grade said.

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Harnischfeger Industries, Inc. [NYSE:HPH] is a global company with business segments involved in the life-cycle management of equipment for underground mining (Joy Mining Machinery), surface mining (P&H Mining Equipment), and pulp and papermaking (Beloit Corporation).

All statements in this news release other than historical facts are forward-looking statements which involve risks and uncertainties and which are subject to change at any time. Such statements are based on management's expectation at the time they are made. In addition to the assumptions and other factors referred to in connection with the statements, factors set forth in the company's latest Form 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated.